Contact:	Press Jim Sheehan SeaChange +1-978-897-0100 x3064 jim.sheehan@schange.com	Exhibit 99.1 Investors Monica Gould The Blueshirt Group +1-212-871-3927 monica@blueshirtgroup.com

SEACHANGE ANNOUNCES ELECTION OF NEW

CHAIRMAN OF THE BOARD AND CTO ROLE TRANSITION

ACTON, Mass. (July 17, 2015) – Multiscreen innovator SeaChange International, Inc. (NASDAQ: SEAC) today announced the election of Steve Craddock to Chairman of the Board of Directors, effective July 15, 2015. He replaces former chairman Tom Olson, who continues as a member of the board.

Mr. Craddock joined SeaChange’s board in 2012. He is president of The Del Ray Group, an independent consulting firm. Previously, Craddock was with Comcast, last serving as Senior Vice President of Technology, and was Vice President for Bell Atlantic, focused on television and broadband initiatives.

Separately, SeaChange announced that Shiva Patibanda, Chief Technology Officer and General Manager of In-Home products, has resigned. Mr. Patibanda was responsible for the development of the SeaChange Nucleus video gateway software, which has been launched in cable television subscriber homes in multiple countries. His responsibilities will transition to other members of the management team. SeaChange does not intend to fill the CTO role in the near term.

“I’m pleased to have Steve in the role of Chairman. With his history in television operations, he’ll provide guidance that will help us to deliver new opportunities for our customers,” said SeaChange CEO Jay Samit. “SeaChange is extremely grateful for Tom’s long-term board leadership and contributions to our strategy and successes. I look forward to our ongoing collaboration.”

Samit continued, “We also appreciate Shiva’s accomplishments. Now that Nucleus is deployed commercially and on a trajectory for new markets, it’s the right time for Shiva to turn his focus to family and other interests. We have a strong management team dedicated to delivering on our exciting product roadmap and I’m confident in their ability to execute on our Nucleus design wins.”

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About SeaChange International

Enabling our customers to deliver billions of premium video streams across a matrix of pay-TV and OTT platforms, SeaChange (Nasdaq: SEAC) empowers service providers, broadcasters, content owners and brand advertisers to entertain audiences, engage consumers and expand business opportunities. As a three-time Emmy award-winning organization with over 20 years of experience, we give media businesses the content management, delivery, measurement and analytics capabilities they need to craft an individualized branded experience for every viewer that sets the pace for quality and value worldwide. Visit www.schange.com.

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